Exhibit 3.2

Corporate Governance Charter

14 April 2021

MDxHealth SA

CAP Business Center, Rue d’Abhooz, 31, B-4040 Herstal, Belgium

VAT BE 0479.292.440 RPM Liège (Belgium)

Tel:	00 32 4 364 20 70
Fax	00 32 4 364 20 71
Web:	www.mdxhealth.com

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Introduction

This Corporate Governance Charter (the “Charter”) has been adopted by the board of directors of MDxHealth SA (“MDxHealth”) at its meeting of 14 April 2021, the date on which it has become effective.

The Charter reflects the main principles by which the board of directors of MDxHealth organizes and supervises the operations of the company. It is subject to and without prejudice to the provisions of Belgian law and the company’s articles of association.

The Charter is adopted in accordance with the recommendations set out in the Belgian Corporate Governance Code of 2020 (the “2020 Code”). MDxHealth has adopted the 2020 Code as its reference code. The 2020 Code is based on a “comply or explain” system: Belgian listed companies should follow the 2020 Code, but can deviate from its provisions and guidelines (though not from the principles) provided they disclose the justifications for such deviation. MDxHealth complies with the 2020 Code, but believes that certain deviations from its provisions are justified in view of the company’s particular situation. These deviations are further explained in the present Charter and, where applicable, identified in Appendix 1 to this Charter.

This Charter is governed by and construed in accordance with Belgian law.

The board of directors of MDxHealth will review this Charter from time to time and make such changes as it deems necessary and appropriate.

The Charter should be read together with the articles of association of MDxHealth and other information that is made available by the company from time to time. In accordance with the 2020 Code, each annual report of MDxHealth contains a “Corporate Governance Statement” (the “Corporate Governance Statement”) in which the board of directors provides further information on its corporate governance and the application of this Charter.

In case of any contradiction between a provision of this Charter and an applicable mandatory law or regulation, such law or regulation supersedes the provision of this Charter.

The Charter is available on the “Investors – Shareholders’ Information” section of the company’s website (www.mdxhealth.com) and can be obtained free of charge at the registered office of the company.

On behalf of the board of directors of MDxHealth,

14 April 2021

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Certain definitions and expressions

Throughout this Charter, certain terms and expressions are used. Unless the context in which these terms and expressions are used, do not so permit, or unless these terms or expressions are defined differently, they should be read and understood as follows:

●	Any reference to “the company” or “MDxHealth” should be read as a reference to MDxHealth SA.

●	The expression “subsidiary” means, when used with respect to a person, a subsidiary of such person within the meaning of article 1:15 of the Belgian Companies and Associations Code (filiale).

●	The expression “control” shall, when used with respect to a person, have the meaning as defined in article 1:14 of the Belgian Companies and Associations Code, and shall be determined in accordance with the provisions of articles 1:14 to 1:18 of the Belgian Companies and Associations Code, and expressions such as “controlling” or “controlled” shall have a correlative meaning.

●	“FSMA” means the Belgian Financial Services and Markets Authority (Autorité des Services et Marchés Financiers).

This Charter is complementary to the Belgian Companies and Associations Code and the articles of association of MDxHealth. No provision of this Charter can be interpreted as derogating therefrom.

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1.	General information

1.1.	MDxHealth

The company was incorporated for an unlimited duration on 10 January 2003 as “Oncogenome Sciences”. It changed its name to “OncoMethylome Sciences” on 30 June 2003 and subsequently into “MDxHealth” on 5 October 2010. It has the legal form of a limited liability company (société anonyme - SA) organized and existing under the laws of Belgium. Pursuant to the Belgian Companies and Associations Code, the liability of the shareholders is limited to the amount of their respective committed contribution to the capital of MDxHealth SA.

The company’s registered office is located at CAP Business Center, Rue d’Abhooz, 31, B-4040 Herstal, Belgium. The company is registered with the registry of legal persons (registre des personnes morales) in Belgium under enterprise number (numéro d’entreprise) 0479.292.440 Liège (Belgium).

1.2.	Corporate purpose

The corporate purpose of MDxHealth reads as follows:

“The company’s corporate purpose is to engage in Belgium and abroad, in its own name and on behalf of third parties, alone or in collaboration with third parties, in the following activities:

●	all forms of research and development on or involving biological cells and organisms (including gene methylation) and chemical compounds, as well as the industrialization and commercialization of the results thereof;

●	the research and development of biotechnological or derivative products that could have a market value in applications related to human and animal healthcare, diagnostics, pharmacogenomics and therapeutics, based amongst other things on the technology of genetics, genetic engineering and detection, chemistry and cell biology;

●	the commercialization of the aforementioned products and application domains;

●	the acquisition, disposal, exploitation, commercialization and management of intellectual property, property and usage rights, trade marks, patents, drawings, licenses and any other form of know how.

The company is also authorized to engage into all commercial, industrial, financial and real estate transactions, which are directly or indirectly related to, or that may be beneficial to the achievement of, its corporate purpose.

It can, by means of subscription, contribution, merger, collaboration, financial participation or otherwise, take interests or participate in any company, existing or to be incorporated, undertakings, businesses and associations in Belgium or abroad.

The company can manage, re-organize or sell these interests and can also, directly or indirectly, participate in the board, management, control and dissolution of companies, undertakings, business and associations in which it has an interest or a participation.

The company can provide guarantees and security interests for the benefit of these companies, undertakings, businesses and associations, act as their agent or representative, and grant advances, credit, mortgages or other securities.”

1.3.	Group structure

The company’s main business is conducted through MDxHealth. In accordance with the corporate purpose of MDxHealth, the company may take participations in other companies.

MDxHealth has two direct subsidiaries, and two indirect subsidiaries:

●	MDxHealth Inc., a fully owned company, incorporated under the laws of Delaware, USA, with principal office at 15279 Alton Parkway, Suite 100, Irvine CA 92618, USA.

●	MDxHealth B.V., a fully owned company, incorporated under the laws of the Netherlands, with its principal address at Geert Grooteplein Zuid 34, 6524 GA Nijmegen, the Netherlands. MDxHealth B.V. operates as a holding company, with two wholly-owned subsidiaries incorporated under the laws of the Netherlands, including MDxHealth Servicelab B.V. and MDxHealth Research B.V., each of which has its principal address at Geert Grooteplein Zuid 34, 6524 GA Nijmegen, the Netherlands.

1.4.	Governance structure

MDxHealth has opted for a "one tier" governance structure whereby the board of directors is the ultimate decision making body, with the overall responsibility for the management and control of MDxHealth, and is authorized to carry out all actions that are considered necessary or useful to achieve MDxHealth' object. The board of directors has entrusted the company’s day-to-day management to the Chief Executive Officer (CEO) and has appointed the executive management that assists the CEO. The board of directors has also set up several specialized committees, which are further discussed in Sections 2, 3 and 4 of this Charter. The board of directors has all powers except for those reserved to the general shareholders' meeting by law or the MDxHealth' articles of association. The board of directors acts as a collegiate body.

1.5.	Outstanding shares and other securities

As per the date of this Charter, the share capital of MDxHealth amounts to EUR 90,132,067.69 represented by 118,469,226 ordinary shares. For a history of the company’s share capital, further reference is made to the “Investor – Shareholder Information” section of the company’s website (www.mdxhealth.com).

Apart from the shares, MDxHealth also issued a number of subscription rights that give the right to subscribe for new shares. The “Investor – Shareholder Information” section of the company’s website (www.mdxhealth.com) contains further information regarding the potential future voting rights attached to these outstanding subscription rights.

1.6.	Listing

The shares of MDxHealth are listed on Euronext Brussels since 27 June 2006. The shares have the following securities codes:

●	ISIN: BE0003844611

●	Symbol: MDXH

1.7.	Important shareholders

For an overview of the important shareholders of the company that have notified the company and the FSMA of their ownership of the company’s securities, please refer to the “Investor – Shareholder Information” section of the company’s website (www.mdxhealth.com).

1.8.	Available information

The present Charter is available in Belgium at no cost at the company's registered office, located at CAP Business Center, Zone Industrielle des Hauts-Sarts, Rue d'Abhooz 31, 4040 Herstal, Belgium.

The Charter is also available also available under the 'Investors' section on the following website: www.mdxhealth.com.

The company must file its restated articles of association and all other deeds and resolutions that are to be published in the Annexes to the Belgian Official Gazette (Moniteur Belge) with the clerk's office of the enterprise court of Liège, division Liège, where they are available to the public. The company is registered with the legal entities register (Liège, division Liège) under enterprise number 0479.292.440. A copy of the company's most recently restated articles of association is also available on its website (under the 'Investors' section) free of charge.

In accordance with Belgian law, the company must prepare annual audited statutory and consolidated financial statements. The annual statutory and consolidated financial statements and the reports of the company's board of directors and statutory auditor relating thereto must be filed with the National Bank of Belgium, where they are available to the public. Furthermore, as a company with shares listed on the regulated market of Euronext Brussels, the company is also required to publish an annual financial report (which includes its audited condensed statutory financial statements and audited consolidated financial statements, the report of its board of directors and the report of the statutory auditor) and an annual announcement preceding the publication of the annual financial report, as well as a half-yearly financial report on the first six months of its financial year (which includes a condensed set of financial statements and an interim management report). Copies of these documents will be made available on the company's website (under the 'Investors' section) and on STORI, the Belgian central storage mechanism, which is operated by the FSMA and can be accessed via stori.fsma.be or www.fsma.be.

The company must also disclose inside information, information about its shareholder structure and certain other information to the public. In accordance with the Belgian Royal Decree of 14 November 2007 on the obligations of issuers of financial instruments that are admitted to trading on a regulated market, and Regulation (EU) 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse and related rules, as amended from time to time, such information and documentation is made available through the company's website, press releases, the communication channels of Euronext Brussels, on STORI, or a combination of these means. All press releases published by the company are made available on its website.

The company can be contacted by phone (+32 4 257 70 21) or email (info@mdxhealth.com).

2.	Board of directors

2.1.	Terms of reference

The board of directors of MDxHealth will arrange its procedures, policies and activities in accordance with the terms of reference set out in this Section 2.

2.2.	Role and responsibilities of the board of directors

The board of directors of MDxHealth has the broadest powers to manage and represent the company, except to the extent provided otherwise by applicable law or the company’s articles of association.

The board of directors’ role is to pursue sustainable value creation by the company, by determining the company’s strategy, putting in place effective, responsible and ethical leadership, and monitoring the company’s performance.

In order to effectively pursue such sustainable value creation, the board of directors will attempt to develop an inclusive approach that balances the legitimate interests and expectations of shareholders and other stakeholders. The board of directors should support the executive management in the fulfilment of their duties and should be prepared to constructively challenge the executive management whenever appropriate. The board members should be available to give advice, also outside of board of directors meetings.

●	As to strategy, the board of directors is responsible for:

-	deciding on, and regularly reviewing, the company’s medium and long-term strategy based on proposals from the executive management;
-	approving the operational plans and main policies developed by the executive management to give effect to the approved company strategy;
-	ensuring that the company’s culture is supportive of the realization of its strategy and that it promotes responsible and ethical behavior;
-	determining the risk appetite of the company in order to achieve the company’s strategic objectives.

●	As to leadership, the board of directors is responsible for:
-	appointing and dismissing the CEO and the other members of the executive management, in consultation with the CEO, and taking into account the need for a balanced executive team;
-	ensuring that there is a succession plan in place for the CEO and the other members of the executive management, and reviewing this plan periodically;
-	determining the company’s remuneration policy for non-executive board members and executives, taking into account the overall remuneration framework of the company;
-	annually reviewing the executive management’s performance and the realization of the company’s strategic objectives against agreed performance measures and targets;
-	making proposals to the general shareholders’ meeting for the appointment or re-appointment of board members and ensuring that there is a succession planning for board members in place.

●	As to monitoring, the board of directors is responsible for:
-	approving the framework for internal control and risk management proposed by the executive management and reviewing the implementation of this framework;
-	taking all necessary measures to ensure the integrity and timely disclosure of the company’s financial statements and other material financial and non
-	financial information in accordance with applicable law;
-	ensuring that the company presents an integrated view of the company’s performance in its annual report, and that the annual report contains sufficient information on issues of importance for society and on relevant environmental and social indicators;
-	ensuring that there is a process in place for monitoring the company’s compliance with laws and other regulations, as well as for the application of internal guidelines relating thereto;
-	approving a code of conduct (or several activity-specific codes of conduct), setting out the expectations for the company’s leadership and employees in terms of responsible and ethical behavior. The board of directors should monitor compliance with such code of conduct at least on an annual basis.

2.3.	Composition and election of the board of directors

2.3.1.	Composition

The board of directors should have a composition appropriate to the company’s purpose, its operations, phase of development, structure of ownership and other specifics.

Pursuant to the Belgian Companies and Associations Code and the articles of association of the company, the board of directors should be composed of at least three directors. In accordance with the 2020 Code, the composition of the board of directors should be determined so as to gather sufficient expertise in the company’s areas of activity as well as sufficient diversity of skills, background, age and gender.

Pursuant to the 2020 Code, a majority of the directors must be non-executive directors, and the board of directors should consist of an appropriate number of independent directors. At least three directors should qualify as independent directors in accordance with the criteria described in the 2020 Code (see also Section 2.6.2).

2.3.2.	Criteria for directors

All members of the board of directors should uphold the highest standards of integrity and probity. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareowner value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience.

2.3.3.	Election of directors

The directors of MDxHealth are elected by the general shareholders’ meeting. However, in accordance with the Belgian Companies and Association Code, if the mandate of a director becomes vacant, the remaining directors have the right to appoint temporarily a new director to fill the vacancy until the first general shareholders’ meeting after the mandate became vacant. The new director completes the term of the director whose mandate became vacant. While the legal maximum (renewable) term for a director’s mandate is six years, directors can be elected for a maximum (renewable) term of four years only.

2.3.4.	Nomination procedure

The nomination and remuneration committee of the board of directors of MDxHealth will lead the nomination process for a new director and recommend suitable candidates to the board of directors. In the event the mandate of a director has become or will become vacant, the following procedure will apply:

●	In the event the mandate of a director has become or will become vacant, the chair of the board of directors informs the other directors of the vacancy and invites them to a special meeting of the board of directors.
●	When the remaining members of the board of directors consider the appointment of a new director, they evaluate the skills, knowledge, experience and (gender and other) diversity already present and those needed on the board of directors and, in the light of that evaluation, agree on a profile, including a description of the role and skills, experience, knowledge and diversity needed. The nomination and remuneration committee assists the board of directors in evaluating the composition of the board of directors and drafting the profile.
●	The nomination and remuneration committee selects, interviews and assesses appropriate candidates in accordance with the aforementioned evaluation and profile.
●	Following the selection, interviews and assessment of appropriate candidates, the nomination and remuneration committee gives its recommendation to the board of directors.
●	The board of directors decides on the appointment of the director (in the event of a vacancy) or on the submission of the proposals for election of the candidate director to the company’s general shareholders’ meeting, taking into account the recommendations of the nomination and remuneration committee.

If the board of directors receives a proposal from shareholders to elect a director, the following procedure applies:

●	The proposal is submitted to the nomination and remuneration committee, which provides its recommendation to the board of directors.
●	The board of directors decides on the appointment of the director (in the event of a vacancy) or on the submission of the proposals for election of the candidate director to the company’s general shareholders’ meeting, taking into account the recommendation of the nomination and remuneration committee.

In order to maintain flexibility and to be able to best react to changing conditions, the board of directors can deviate from the above procedures if it is of the opinion that this is in the interest of the company.

The chair of the board of directors ensures that, before considering candidate directors, the board of directors has received sufficient information such as the candidate’s curriculum vitae, an assessment of the candidate based on the candidate’s initial interview(s), a list of the positions currently held by the candidate and, if applicable, any necessary information about the candidate’s independence (see also Section 2.6.2 below).

Proposals for the election of a director that are submitted to the general shareholders’ meeting will be accompanied by a recommendation from the board of directors, based on the advice of the nomination and remuneration committee. The proposal will specify the proposed term of the mandate, which cannot exceed four years as set out above. It will be accompanied by relevant information on the candidate’s professional qualifications, together with a list of the positions the candidate already holds. The proposal must indicate whether the candidate satisfies the independence criteria (see also Section 2.6.2 below).

Without prejudice to applicable legal provisions, proposals for the election of a director that are submitted to the general shareholders’ meeting must be communicated to the public in the agenda of the general shareholders’ meeting, together with the other points on the agenda of the general meeting sufficiently in advance. This provision also applies to proposals for election originating from shareholders.

2.3.5.	Professional development Induction

Newly appointed board members should receive an appropriate induction, geared to their role, including an update on the legal and regulatory environment, to ensure their capacity to swiftly contribute to the board.

Board members should update their skills and improve their knowledge of the company to fulfil their roles both on the board and on the board committees they serve on. The company should for that purpose make the necessary resources available.

2.4.	Evaluation of the board of directors, its committees and the individual directors

2.4.1.	Evaluation of the board of directors and its committees

The board of directors will assess at least every three years its own performance and its interaction with the executive management, as well as its size, composition, functioning and that of its committees. The evaluation will be carried out through a formal process, whether or not externally facilitated, in accordance with a methodology approved by the board of directors.

At the end of each board member’s term, the nomination and remuneration committee should evaluate this board member’s presence at the board of directors or committee meetings, their commitment and their constructive involvement in discussions and decision-making in accordance with a pre-established and transparent procedure. The nomination and remuneration committee should also assess whether the contribution of each board member is adapted to changing circumstances.

The board of directors will act on the results of the performance evaluation. Where appropriate, this will involve proposing new board members for appointment, proposing not to re-appoint existing board members or taking any measure deemed appropriate for the effective operation of the board.

2.5.	Chair of the board of directors

An important function within the board of directors is reserved to the chair, who leads the board of directors, takes measures to engender a climate of trust, allowing for open discussions and constructive challenge, and supervises the good and efficient functioning of the board of directors.

The chair should be a person trusted for his or her professionalism, independence of mind, coaching capabilities, ability to build consensus, and communication and meeting management skills. The board of directors elects a chair from among its non-executive members on the basis of his or her knowledge, skills, experience and mediation strength. The chair of the board of directors and the CEO should not be the same individual. If the board envisages appointing a former CEO as chair, it should carefully consider the positive and negative implications of such a decision and disclose in the Corporate Governance Statement why such appointment will not hamper the required autonomy of the CEO. In case the chair is absent or for chairing discussions and decision-making by the board of directors on matters where the chair has a conflict of interest, the other directors shall appoint a replacement chair among the independent directors by majority vote.

The chair determines the calendar and the agenda of the meetings of the board of directors in consultation with the CEO and the company secretary. The agenda should specify which topics are for information, for deliberation or for decision-making purpose. He or she should ensure that procedures relating to preparatory work, deliberations, the passing of resolutions and the implementation of decisions are properly followed and that the directors are provided with accurate, concise, timely and clear information before the meetings and, where necessary, between meeting, so that they can make a knowledgeable and informed contribution to board discussions. All board members should receive the same board information. He or she leads the meetings of the board of directors and ensures that there is sufficient time for consideration and discussion before decision-making. Once decisions are taken, all board members should be supportive of their execution.

The chair should establish a close relationship with the CEO, providing support and advice, should ensure effective interaction between the board and the executive management.

The chair should ensure effective communication with shareholders and that board members develop and maintain an understanding of the views of the shareholders and other significant stakeholders.

2.6.	Non-executive directors and independent directors

2.6.1.	Non-executive directors

Non-executive directors should be made aware of the extent of their duties at the time of their application as director, in particular as to the time commitment involved in carrying out their duties, also taking into account the number and importance of their other commitments.

While exceptions may be warranted in view of the company’s interest, non-executive directors are encouraged not to take on more than five directorships in listed companies. Changes to other relevant commitments and new commitments of directors outside the company must be reported to the chair of the board of directors as they arise.

Non-executive board members should meet at least once a year in the absence of the CEO and the other executives.

2.6.2.	Independent directors

A director will only qualify as an independent director if he or she does not have a relationship with the company or an important shareholder of the company which jeopardizes his or her independence. In case the director is a legal entity, the independence of such director must be assessed both for the legal entity as for its permanent representative. In order to assess whether a candidate director meets the aforementioned condition, the criteria set out in provision 3.5 of the 2020 Code will be applied.

In case the board of directors proposes a candidate director who does not meet the above criteria to the general shareholders’ meeting for appointment as independent director, it will set out the reasons why it deems that the candidate is independent.

The board of directors will disclose in its Corporate Governance Statement which directors it considers to be independent directors. An independent director who ceases to satisfy the requirements of independence must immediately inform the board of directors hereof via the chair of the board of directors.

2.7.	Special committees

2.7.1.	General

The board of directors should set up specialized committees in order to advise the board in respect of decisions to be taken, to give comfort to the board that certain issues have been adequately addressed and, if necessary, to bring specific issues to the attention of the board. The decision-making should remain the collegial responsibility of the board.

Each committee should meet sufficiently regularly to execute its duties effectively. The company may organise committee meetings using video, telephone or internet-based means.

The board of directors determines the terms of reference of each committee with respect to the organization, procedures, policies and activities of the committee.

The board of directors appoints the members and ensures that a chair is appointed for each committee. Each committee must be composed of at least three members. Only directors can be member of a specialized committee, and their appointment cannot be for a term longer than their mandate as director. Members of the executive and senior management may be invited to attend committee meetings to provide relevant information and insights into their areas of responsibility. Each committee should be entitled to meet with any relevant person without any executive being present. Each committee is entitled to request independent professional advice in the framework of the performance of its roles, at the company’s expense.

The board of directors should ensure that each committee, as a whole, has a balanced composition and has the necessary independence, skills, knowledge, experience and capacity to execute its duties effectively.

Strategy formulation should not be referred to any permanent committee.

After each committee meeting, the board of directors should receive a written report on its findings and recommendations ('minutes') from each committee and oral feedback from each committee at the next board of directors meeting.

2.7.2.	Current specific committees

The board of directors has established, in its midst and under its responsibility, two board committees which are responsible for assisting the board of directors and making recommendations in specific fields: an audit committee (in accordance with article 7:119 of the BCAC and provision 4.10 of the Code) and a nomination and remuneration committee (in accordance with article 7:120 of the Belgian Companies and Associations Code and provision 4.17 of the Code).

The terms of reference of these committees are set out in Section 3 and Section 4 below. Depending on the need, the board can set up additional or ad hoc committees.

2.8.	Executive management

The executive management is appointed by the board of directors, in close consultation with the CEO, on the basis of a recommendation by the nomination and remuneration committee. The board of directors determines the powers and duties entrusted to the executive management and develop a clear delegation policy, in close consultation with the CEO.

The executive management is responsible and accountable to the board of directors for the discharge of its responsibilities. The executive management formulates proposals to the board of directors in relation to the company's strategy and its implementation. Interactions between board members and executives should take place in a transparent way, and the chair should always be informed.

The board of directors intends to empower executive management to enable it to perform its responsibilities and duties. Taking into account the company’s values, its risk appetite and key policies, executive management should have sufficient latitude to propose and implement corporate strategy.

The current terms of reference of the CEO and other executive management are set out in Section 5.

2.9.	Company secretary

The board of directors appoints a secretary who has the necessary skills and knowledge of corporate governance matters.

The role of the secretary includes supporting the board and its committees on all governance matters, preparing the Charter and the Corporate Governance Statement, ensuring a good information flow within the board and its committees and between the executive management and the non-executive board members, drafting the minutes of the board meetings (ensuring that the essence of the discussions and decisions at board meeting are accurately captured), and facilitating induction and assisting with professional development of directors as required. Individual board members should have access to the company secretary.

2.10.	External advice

The directors and the specialized committees of the board of directors can have access to independent professional advice at the company’s expense, provided that such advisor acts as advisor to the board of directors and not to individual directors only. Prior to contacting external advisors, directors should inform the chair of the board of directors thereof. Unless the board of directors decides otherwise with a majority vote, the directors must submit the conclusion of the professional advice to the other members of the board of directors.

2.11.	Conduct by directors

2.11.1.	General

Each director is encouraged to exhibit at all times the highest standards of integrity and probity, and to comply with the following standards:

●	Independence of judgment is required in the decisions of all directors, executive and non-executive alike, whether the non-executive directors are independent directors or not.
●	Directors should update their skills and improve their knowledge of the company to fulfil their role both on the board and on board committees (where applicable).
●	Directors should make sure they receive detailed and accurate information and should study it carefully so as to acquire and maintain a strong command of the key issues relevant to the company’s business. They should seek clarification whenever they deem it necessary.

●	All directors are encouraged to attend shareholders’ meetings of the company.

2.11.2.	Confidentiality

Directors should not use the information obtained in their capacity as a board member for purposes other than for the exercise of their mandate. Board members should handle the confidential information received in their capacity as a board member with utmost care.

2.11.3.	Integrity and independence of mind

Board members should engage actively in their duties and should be able to make their own sound, objective and independent judgements when discharging their responsibilities. Acting with independence of mind includes developing a personal conviction and having the courage to act accordingly by assessing and challenging the views of other board members, by interrogating the executives when appropriate in the light of the issues and risks involved, and by being able to resist group pressure.

Board members should make sure they receive detailed and accurate information and should spend sufficient time studying it carefully so as to acquire and maintain a clear understanding of the key issues relevant to the company’s business. Board members should seek clarification whenever they deem it necessary.

Board members should communicate to the board any information in their possession that could be relevant to the board’s decision-making. In the case of sensitive or confidential information, board members should consult the chair.

2.11.4.	Conflicts of interest

In accordance with article 7:96 and/or 7:97 of the Belgian Companies and Associations Code, all directors must inform the board of directors and the statutory auditor of the company of conflicts of interest as they arise and abstain from voting on the matter involved in accordance with the relevant provisions of the Belgian Companies and Associations Code.

Prior to his or her appointment, a director must inform the board of directors of his or her transactions and/or business relationships with the company or its subsidiaries. During his or her mandate as a director, a director must inform the chair of the board of directors of the transactions and/or business relationships that he or she (or his or her affiliates) contemplates to enter into, and such transactions and/or business relationships can only be entered into after approval by the board of directors, where applicable in accordance with article 7:97 of the Belgian Companies and Associations Code.

Each board member should place the company’s interests above their own. The board members have the duty to look after the interests of all shareholders on an equivalent basis. Each board member should act in accordance with the principles of reasonableness and fairness.

Each board member should inform the board of any conflict of interests that could in their opinion affect their capacity of judgement. In particular, at the beginning of each board or committee meeting, board members should declare whether they have any conflict of interests regarding the items on the agenda.

Each board member should, in particular, be attentive to conflicts of interests that may arise between the company, its board members, its significant or controlling shareholder(s) and other shareholders. The board members who are proposed by significant or controlling shareholder(s) should ensure that the interests and intentions of these shareholder(s) are sufficiently clear and communicated to the board in a timely manner

The board should act in such a manner that a conflict of interests, or the appearance of such a conflict, is avoided. In the possible case of a conflict of interests, the board should, under the lead of its chair, decide which procedure it will follow to protect the interests of the company and all its shareholders. In the next annual report, the board should explain why they chose this procedure. However, where there is a substantial conflict of interests, the board should carefully consider communicating as soon as possible on the procedure followed, the most important considerations and the conclusions.

When the board takes a decision, board members should disregard their personal interests. They should not use business opportunities intended for the company for their own benefit.

2.12.	Organization of meetings

2.12.1.	Schedule of meetings

At the beginning of the year, the chair of the board of directors will establish a schedule and agenda of subjects to be discussed during the year (to the extent that this can be foreseen). The board of directors will meet sufficiently regularly to discharge its duties effectively. The date, hour and place of these regularly scheduled meetings may be changed by decision of the board of directors. Additional unscheduled meetings of the board of directors may be called upon at any time when the company’s interest so requires or upon the request of two directors.

2.12.2.	Convening of meetings and advance distribution of materials

The meetings are convened by the chair of the board of directors. The chair will establish the agenda for each meeting of the board of directors, after consultation with the CEO. Each director is encouraged to suggest the inclusion of items on the agenda at any time. The agenda should list the topics to be discussed and specify whether they are for information, for deliberation or for decision-making purposes. If the chair does not convene the meeting within 14 days following the request to call a meeting by two directors, these directors can convene the meeting.

The notice to convene a meeting of the board of directors must mention the place, date, hour and agenda for the meeting, and must be sent to the directors preferably at least one week prior to the meeting. The due convening of a meeting cannot be challenged if all directors are present or represented at the meeting.

Information that is important to the understanding of the board of directors of the business to be conducted at a meeting of the board of directors will be distributed in writing to the directors before the meeting.

2.12.3.	Conduct of meetings

Meetings are in principle held in person. If this is not possible, they may attend by telephone conferencing or video conferencing. Such participation in a meeting shall be considered to constitute the participation of a person who is present at the meeting.

The company may organise – where necessary and appropriate – board meetings using video, telephone or internet-based means.

The meetings of the board of directors are chaired by the chair. In the absence of the chair, the meetings are chaired by another director or the CEO.

The company secretary attends all meetings. Other persons or members of the executive management can attend the meetings upon invitation by the chair or the board of directors.

The meeting of the board of directors can only validly deliberate and resolve on matters that are included on the agenda of the meeting of the board of directors if at least half of the directors are present or represented at the meeting. If this quorum is not present or represented at the meeting, a second meeting of the board of directors can be convened. The quorum requirement shall not apply to this second meeting, except for matters that are included on the agenda of this second meeting, but that were not included on the agenda of the first meeting.

On matters that are not included on the agenda of the meeting, the meeting of the board of directors can only validly deliberate and resolve if all members of the board of directors are present or represented at the meeting and agree to deliberate and resolve on such matter.

Each director can give a power of attorney to another director to represent him or her at a meeting. A director can represent more than one director.

All decisions within the board of directors require a simple majority of the votes cast at a validly convened and quorate meeting.

The resolutions of the board of directors may be taken by unanimous written consent of the directors, with the exception of the resolutions for which the articles of association exclude such possibility. This procedure cannot be used to use the powers of the board of directors within the framework of the authorized capital (capital autorisé).

The minutes of the meeting summarize the discussions of the board of directors, specify any decisions taken and state any reservations voiced by directors. The names of the interveners should only be recorded if specifically requested by them. The board of directors believes that on occasions, where the subject matter is too sensitive to put in writing, the board of directors can reserve the right only to discuss the matter at the meeting.

3.	Audit committee

3.1.	Terms of reference

The audit committee will arrange its procedures, policies and activities in accordance with the terms of reference set out in this Section 3.

The board of directors believes that the policies and procedures of the committee should remain flexible and can be deviated from in order to best react to changing conditions and provide reasonable assurance to the board of directors that the accounting and reporting practices of the company meet applicable requirements. The general provisions that apply to directors and the special committees of the board of directors set out in Section 2 also apply to the audit committee.

3.2.	Role of the committee

The role of the audit committee is to assist the board of directors in fulfilling its monitoring responsibilities in respect of control in the broadest sense, including risks.

Without prejudice to the legal responsibilities of the board, the committee shall have at least the following roles:

●	to inform the board of directors of the result of the audit of the financial statements and the manner in which the audit has contributed to the integrity of the financial reporting and the role that the audit committee has played in that process;
●	to monitor the financial reporting process, and to make recommendations or proposals to ensure the integrity of the process;
●	to monitor the effectiveness of the company’s internal control and risk management systems, and the company’s internal audit process and its effectiveness;
●	to monitor the audit of the annual statutory and consolidated financial statements, including the follow-up questions and recommendations by the statutory auditor and, as the case may be, the auditor responsible for the audit of the consolidated financial statements;
●	to assess and monitor the independence of the statutory auditor, in particular with respect to the appropriateness of the provision of additional services to the company. More specifically, the audit committee analyses, together with the statutory auditor, the threats for the statutory auditor's independence and the security measures taken to limit these threats, when the total amount of fees exceeds the criteria specified in article 4 §3 of Regulation (EU) No 537/2014; and

●	to make recommendations to the board of directors on the selection, appointment and remuneration of the company’s statutory auditor in accordance with article 16 § 2 of Regulation (EU) No 537/2014.

These tasks and roles are further described below. The board of directors may determine any additional roles of the committee.

The committee shall report regularly to the board of directors on the exercise of its duties, and at least when the board of directors prepares the annual accounts, the consolidated accounts, and where applicable the condensed financial statements intended for publication. The committee should also report regularly to the board of directors on the exercise of its duties, identifying any matters in respect of which it considers that action or improvement is needed, and making recommendations as to the steps to be taken. The audit review and the reporting on that review should cover the company and its subsidiaries as a whole.

The committee is an advisory body only and the decision-making remains within the collegial responsibility of the board of directors.

3.3.	Composition of the committee

The committee must be composed of at least three members. The members of the committee are appointed by the board of directors. They can be removed by the board of directors at any time. Only non-executive directors can be member of the committee, and their appointment cannot be for a term longer than their mandate as director. At least one of its members must be an independent director.

The members of the committee must have a collective expertise relating to the activities of the company, and at least one member of the audit committee must have the necessary competence in accounting and auditing.

The committee appoints a chair amongst its members.

3.4.	Specific tasks of the committee

3.4.1.	Financial reporting process

When monitoring the financial reporting process, the committee should, in particular, review the relevance and consistency of the accounting standards used by the company and its subsidiaries. This includes the criteria for the consolidation of the accounts of companies in the group.

This review involves assessing the correctness, completeness and consistency of financial information.

The review covers periodic information before it is made public. It should be based on an audit program adopted by the committee. If the periodic information contains scientific data, the committee may ask other board members to review the content.

Executive management must inform the committee of the methods used to account for significant and unusual transactions where the accounting treatment may be open to different approaches. In this respect, particular attention should be paid to both the existence of, and the justification for, any activity carried out by the company in offshore centres and/or through special purpose vehicles.

The committee discusses significant financial reporting issues with both executive management and the external auditor.

The committee should also monitor management’s responsiveness to the findings of the internal audit function and to the recommendations made in the external auditor’s management letter.

3.4.2.	Internal control and risk management systems

The committee must monitor the efficiency of the company’s internal control and risk management systems.

The monitoring of the effectiveness of the company’s internal control and risk management systems set up by executive management should be done at least once a year, with a view to ensuring that the main risks (including those relating to fraud and compliance with existing legislation and regulations) are properly identified, managed and disclosed according to the framework approved by the board of directors.

The committee reviews the statements included in the (draft) Corporate Governance Statement on internal control and risk management.

The committee reviews the specific arrangements in place which the staff of the company may use, in confidence, to raise concerns about possible improprieties in financial reporting or other matters. If deemed necessary, arrangements should be made for proportionate and independent investigation of such matters, for appropriate follow-up action and arrangements whereby staff can inform the chair of the committee directly.

3.4.3.	Internal audit

An independent internal audit function should be established within the company, with resources and skills adapted to the company’s nature, size and complexity. If the company does not have an internal audit function, the need for one should be reviewed at least annually by the committee. Given the current size of the company, no internal audit function has been appointed at this time.

The committee reviews the internal auditor’s work program, having regard to the complementary roles of the internal and external audit functions. It should receive internal audit reports or a periodic summary thereof.

In particular, the committee should make recommendations on the selection, appointment, reappointment and removal of the head of internal audit and on the budget allocated to internal audit, and should monitor the responsiveness of executive management to the committee’s findings and recommendations.

3.4.4.	External audit

The committee will make a proposal to the board of directors on the selection, appointment and reappointment of the external auditor and the terms of his or her engagement.

In accordance with the Belgian Companies and Association Code, final proposals on the appointment and reappointment of the external auditor are to be submitted by the board to the general shareholders’ meeting. The committee’s proposal in this respect shall be included on the agenda of the general shareholders’ meeting.

The committee should obtain, on an annual basis, a written report from the external auditor confirming its independence and containing a description of all relationships between the external auditor and the company and its group. In monitoring the independence of the external auditor, the committee shall, together with the external auditor, examine the risks relating to the independence of the external auditor and the safety measures taken to decrease these risks as documented by the external auditor.

The committee shall also monitor the nature and extent of the additional services provided by the external auditor. The committee will propose to the board and apply formal policy specifying the types of additional services that are (i) excluded, (ii) permissible after review by the committee, and (iii) permissible without referral to the committee, taking into account the specific requirements of the Belgian Companies and Associations Code and the relevant legislations.

The committee should be informed of the external auditor’s work program. Without prejudice to applicable laws requiring the external auditor to report to or warn the board of directors, the committee shall require the external auditor to timely inform it of any key matters arising from the statutory audit of the annual accounts, and in particular on material weaknesses in internal control in relation to the financial reporting process.

The committee reviews the effectiveness of the external audit process, and the responsiveness of executive management to the recommendations made in the external auditor's management letter.

The committee investigates the issues giving rise to the resignation of the external auditor (where applicable), and makes recommendations as to any required action.

3.4.5.	Point of contact for internal and external auditors

In addition to maintaining an effective working relationship with executive management, the internal and external auditors should be guaranteed free access to the board of directors. To this effect, the committee will act as the principal contact point for the internal and external auditors. The external auditor and the head of the internal audit (if applicable) have direct and unrestricted access to the chair of the committee and the chair of the board of directors.

3.5.	Operation of the committee

3.5.1.	Schedule of meetings

At the latest at the beginning of the year, the chair of the committee will establish a schedule and agenda of subjects to be discussed during the year (to the extent that this can be foreseen). The committee shall meet whenever it deems it necessary for the proper performance of its duties and at least four regularly scheduled meetings each year. At least twice a year, the committee should meet the external and internal auditors (if any), to discuss matters relating to its terms of reference and any issues arising from the audit process. Additional unscheduled meetings of the committee may be called upon at any time when the committee deems this necessary or upon the request of any member of the committee.

3.5.2.	Convening of meetings and advance distribution of materials

The meetings are convened by the chair of the committee. The chair will establish the agenda for each meeting of the committee. Each member is encouraged to suggest the inclusion of items on the agenda at any time. The agenda should list the topics to be discussed. If the chair of the committee does not convene the meeting within 7 days following the request to call a meeting by another member, this member can convene the meeting.

The notice to convene a meeting of the committee must mention the place, date, hour and agenda for the meeting, and must be sent to the members at least one week prior to the meeting. The due convening of a meeting cannot be challenged if all members are present or represented at the meeting.

Information that is important to the understanding of the committee of the business to be conducted at a meeting of the committee should be distributed in writing to the members before the meeting.

3.5.3.	Conduct of meetings

Meetings are held in person. Members that cannot be present at the meeting can attend meetings via conference call, video conference or other communication means, provided that all members can communicate with each other.

The meetings of the committee are chaired by its chair. In the absence of the chair, the meetings are chaired by another member.

The committee decides whether, and if so, when the CEO, the chief financial officer (or senior employees responsible for finance, accounting, and treasury matters), the internal auditor and the external auditor should attend its meetings. The committee is entitled to meet with any relevant person without any member of the executive management present.

The committee can only validly deliberate and resolve on matters that are included on the agenda of the meeting if at least two of the members are present at the meeting. On matters that are not included on the agenda of the meeting, the meeting of the committee can only validly deliberate and resolve if all members of the committee are present or represented at the meeting and agree to deliberate and resolve on such matters.

Each member can give a power of attorney to another member to represent him or her at a meeting.

All decisions within the committee require a simple majority of the votes cast at a validly convened and quorate meeting. In case the votes are tied, the director chairing the committee shall have a casting vote.

The decisions, and reports of findings and recommendations, of the committee may be taken by unanimous written consent of the members.

3.5.4.	Access to information

The members of the committee shall have unrestricted access to the offices and all information and papers kept by the company and its subsidiaries. Each member may ask the executive management or any other staff member of the company or its subsidiaries to submit the information that he or she deems useful, appropriate or necessary to perform his or her tasks within the framework of the committee. When requesting such information, each member shall inform the other members of the committee thereof and exchange such information with the other members of the committee. Where practical or appropriate such requests will be channelled through the chair of the board of directors.

The committee can have access to external advisors in accordance with the provisions of Section 2.10.

3.5.5.	Reporting to the board of directors

The committee shall prepare reports of its findings and recommendations. Such reports shall be submitted to the board of directors as soon as practically possible after each meeting of the committee.

The committee shall report regularly and at least once a year prior to the approval of the annual financial statements and annual report by the board of directors on the operations, findings and recommendations of the committee in accordance with this Section 3.

The other members of the board of directors have access to the working papers of the committee. Where practical or appropriate, requests to have such access should be made through the chair of the committee.

3.5.6.	Evaluation

The committee should regularly, and at least every two to three years, review its terms of reference and its own effectiveness and recommend any necessary changes to the board of directors.

4.	Nomination and remuneration committee

4.1.	Terms of reference

The nomination and remuneration committee will arrange its procedures, policies and activities in accordance with the terms of reference set out in this Section 4.

The board of directors believes that the policies and procedures of the committee should remain flexible and can be deviated from in order to best react to changing conditions. The general provisions that apply to directors and the special committees of the board of directors as set out in Section 2 also apply to the nomination and remuneration committee.

4.2.	Role of the committee

The role of the nomination and remuneration committee is:

●	to identify, recommend and nominate, for the approval of the board of directors, candidates to fill vacancies in the board of directors and executive management positions as they arise. In this respect, the nomination and remuneration committee must consider and advise on proposals made by relevant parties, including management and shareholders;
●	to advise the board of directors on any proposal for the appointment of the chief executive officer and on the chief executive officer’s proposals for the appointment of other members of the executive management;
●	to draft appointment procedures for members of the board of directors and the chief executive officer;
●	to ensure that the appointment and re-election process is organized objectively and professionally;
●	to periodically assess the size and composition of the board of directors and make recommendations to the board of directors with regard to any changes;
●	to consider issues related to succession planning;
●	to make proposals to the board of directors on the remuneration policy for directors and members of the executive management and the persons responsible for the day-to-day management of the company, as well as, where appropriate, on the resulting proposals to be submitted by the board of directors to the shareholders’ meeting;
●	to make proposals to the board of directors on the individual remuneration of directors and members of the executive management, and the persons responsible for the day-to-day management of the company, including variable remuneration and long-term incentives, whether or not share-related, in the form of share options or other financial instruments, and arrangements on early termination, and where applicable, on the resulting proposals to be submitted by the board of directors to the shareholders’ meeting;
●	to prepare a remuneration report to be included by the board of directors in the annual Corporate Governance Statement;
●	to present and provide explanations in relation to the remuneration report at the annual shareholders’ meeting; and
●	to report regularly to the board of directors on the exercise of its duties.

The committee is an advisory body only and the decision-making remains within the collegial responsibility of the board of directors.

4.3.	Composition of the committee

The committee must be composed of at least three members. The members of the committee are appointed by the board of directors. They can be removed by the board of directors at any time. Only non-executive directors can be member of the committee, and their appointment cannot be for a term longer than their mandate as director. In accordance with the Belgian Companies and Associations Code, a majority of its members must be independent directors.

The committee appoints a chair amongst its members. The chair of the board of directors can chair the committee, but should not chair the committee when dealing with the designation of his successor.

The CEO can, and will in principle be invited to, participate in an advisory capacity to the meetings of the committee when it deals with the remuneration of other executive managers.

4.4.	Specific tasks of the committee

4.4.1.	Nomination of directors

With respect to the appointment of directors, the CEO and the other members of the executive management, the committee should at least:

●	Draft transparent (re-)appointment procedures for board members, the CEO and the other members of the executive management.
●	Periodically assess the size, composition and performance of the board of directors and its committees and make recommendations to the board of directors with regard to any changes.
●	Assist the board of directors in the nomination procedure, as set out in Section 2.3.4.
●	Advise on proposals for appointment originating from shareholders, as set out in Section 2.3.4.
●	Prepare plans for the orderly succession of board members, and to lead the re-appointment process of board members.
●	Ensure that sufficient and regular attention is paid to the succession of executives and that appropriate talent development programs and programs to promote diversity in leadership are in place.
●	Consider proposals made by relevant parties, including executive management and shareholders. In particular, the CEO is entitled to submit proposals to the committee and should be consulted by the committee, especially when dealing with issues concerning executive directors or the executive management.

4.4.2.	Remuneration policy

The committee should:

●	Make proposals to the board of directors on the remuneration policy for directors and executive management, as well as, where appropriate, on the resulting proposals to be submitted by the board to the shareholders.
●	Make proposals to the board of directors regarding the individual remuneration of directors and executive managers, including variable remuneration and long-term incentives, whether share-related or not, in the form of share options or other financial instruments, and regarding the arrangements on early termination, and, where applicable, on the resulting proposals to be submitted by the board to the shareholders. The CEO participates to the meetings of the committee in an advisory capacity each time the remuneration of another member of the executive management is being discussed.
●	Annually, submit a remuneration report to the board of directors that is to be included in the Corporate Governance Statement and provide explanations thereon at the shareholders’ meeting.

At least once a year, the committee makes proposals to the board of directors regarding the operation and performance of executive management, and the realization of the company's strategy against agreed performance measures and targets. The CEO should not be present at the discussion of his or her own evaluation. The evaluation criteria should be clearly specified.

4.5.	Operation of the committee

4.5.1.	Schedule of meetings

At the latest at the beginning of the year, the chair of the committee will establish a schedule and agenda of subjects to be discussed during the year (to the extent that this can be foreseen). The committee shall have at least two regularly scheduled meeting each year. Additional unscheduled meetings of the committee may be called upon at any time when the committee deems this necessary or upon the request of any member of the committee.

4.5.2.	Convening of meetings and advance distribution of materials

The meetings are convened by the chair of the committee. The chair will establish the agenda for each meeting of the committee. Each member is encouraged to suggest the inclusion of items on the agenda at any time. The agenda should list the topics to be discussed. If the chair of the committee does not convene the meeting within 7 days following the request to call a meeting by another member, this member can convene the meeting.

The notice to convene a meeting of the committee must mention the place, date, hour and agenda for the meeting, and must be sent to the members at least one week prior to the meeting. The due convening of a meeting cannot be challenged if all members are present or represented at the meeting.

Information that is important to the understanding of the committee of the business to be conducted at a meeting of the committee should be distributed in writing to the members before the meeting.

4.5.3.	Conduct of meetings

Meetings are held in person. Members that cannot be present at the meeting can attend meetings via conference call, video conference or other communication means, provided that all members can communicate with each other.

The meetings of the committee are chaired by its chair. In the absence of the chair, the meetings are chaired by another member.

The committee can only validly deliberate and resolve on matters that are included on the agenda of the meeting if at least two of the members are present at the meeting. On matters that are not included on the agenda of the meeting, the meeting of the committee can only validly deliberate and resolve if all members of the committee are present or represented at the meeting and agree to deliberate and resolve on such matter.

Each member can give a power of attorney to another member to represent him or her at a meeting.

All decisions within the committee require a simple majority of the votes cast at a validly convened and quorate meeting. In case the votes are tied, the director chairing the committee shall have a casting vote.

The decisions, and reports of findings and recommendations, of the committee may be taken by unanimous written consent of the members.

4.5.4.	Access to information

The committee can have access to external advisors in accordance with the provisions of Section 2.10.

4.5.5.	Reporting to the board of directors

The committee shall prepare a report of its findings and recommendations. Such reports shall be submitted to the board of directors as soon as practically possible after each meeting of the committee.

The committee shall report regularly and at least once a year prior to the approval of the annual financial statements by the board of directors on the operations, findings and recommendations of the committee in accordance with this Section 3. At the same time, the committee shall submit its remuneration report, to be included in the Corporate Governance Statement.

The other members of the board of directors have access to the working papers of the committee. Where practical or appropriate, requests to have such access should be made via the chair of the committee.

4.5.6.	Specific guidelines

The members of the committee should treat the information of executive management in a confidential manner. They should report such conflict of interest to the chair of the board of directors and the chair of the committee.

4.5.7.	Evaluation

The committee should regularly and at least every two to three years review its terms of reference and its own effectiveness and recommend any necessary changes to the board of directors.

5.	CEO and other executive management

5.1.	Terms of reference

The CEO and other executive management will arrange their procedures, policies and activities in accordance with the terms of reference set out in this Section 5. These terms of reference have been determined by the board of directors in close consultation with the CEO. Interactions between board members and executives should take place in a transparent way and, except in the case of a conflict of interest, the chair should always be informed.

5.2.	Structure of executive management

The CEO oversees the different activities of MDxHealth. Together with the CEO, the heads of the main activities constitute the executive management of MDxHealth, as illustrated in Appendix 2. The executive management includes all executive directors of the company.

5.3.	Chief executive officer

5.3.1.	Appointment

The CEO is appointed, and can be removed, by the board of directors of the company. The board of directors, further to the advice of the nomination and remuneration committee, is to approve the main terms and conditions of the contract for the appointment of the CEO, including consideration of whether the CEO may accept memberships of other corporate boards, taking into consideration time constraints and potential conflicts of interests, balanced against the opportunity for the CEO’s professional development.

5.3.2.	Role

The CEO is charged by the board of directors with the day-to-day management of the company, and is therefore also managing director of the company. In this function, the CEO has the following general responsibilities:

●	responsible for the management of the company and the implementation of the decisions of the board of directors, within the strategy, planning, values and budgets approved by the board of directors;
●	responsible for overseeing the different central departments and business units of the company, and reporting to the board of directors on their activities; and
●	responsible for the development of proposals for the board of directors relating to strategy, planning, finances, operations, human resources and budgets, and such other matters that are to be dealt with at the level of the board of directors.

5.3.3.	Specific tasks

In exercising his role, the CEO has the following specific tasks:

●	The CEO takes the final decision in the decisions of the executive management and in the proposals that the executive management submits to the board of directors.
●	The CEO must put internal controls in place (i.e. systems to identify, assess, manage and monitor financial and other risks), without prejudice to the monitoring role of the board of directors, based on the framework approved by the board of directors.
●	The CEO is responsible and accountable vis-à-vis the board of directors of the company for the complete, timely, reliable and accurate preparation of the company’s financial statements, in accordance with the applicable accounting standards and policies of the company.
●	The CEO is responsible and accountable vis-à-vis the board of directors of the company for the preparation of the company’s required disclosure of the financial statements and other material financial and non-financial information.
●	The CEO presents the board of directors with a balanced and understandable assessment of the company’s financial situation,
●	The CEO provides the board of directors in due time with the information necessary for the board of directors to carry out its duties,
●	The CEO is responsible and accountable to the board of directors for the discharge of his or her responsibilities and those of the other executive managers.
●	The board of directors of the company can charge the CEO with other specific tasks.

5.4.	Other executive managers

5.4.1.	Appointment

The executive managers other than the CEO are appointed and removed by the CEO in close consultation with the board of directors of the company, and taking into account the need for a balanced executive team. The board of directors, further to the advice of the nomination and remuneration committee, is to approve the main terms and conditions of the contract for the appointment of the other executive managers including consideration of whether the executives may accept memberships of other corporate boards, taking into consideration time constraints and potential conflicts of interests, balanced against the opportunity for the executive’s professional development.

5.4.2.	Tasks

The tasks of the heads of the main activities and central departments (and their divisions) are the following:

●	They must organize their business unit/department in accordance with the guidelines determined by the CEO.
●	They report to the CEO on the operation and activities of their business unit/department.

5.5.	Operation of executive management

5.5.1.	Conduct of meetings

The executive managers will periodically meet with CEO to discuss:

●	The strategy of their department.
●	The organization of their department.
●	The financial management of their department.
●	New projects.
●	Compliance with budgets.
●	The follow-up of existing projects.

At least on a monthly basis, the CEO and other executive managers shall meet to discuss the overall general strategy, financial management and business of the company. During these meetings, the executive management also discusses proposals for decisions to be made by the board of directors, including with respect to strategy, planning, finances and budgets. Additional meetings can be called by the CEO whenever the need for such meetings arises.

5.5.2.	Reporting to the board of directors

The CEO shall report regularly during the scheduled meetings of the board of directors on the operations, findings and recommendations of the committee.

The members of the board of directors can have access to the assistance or advice of the executive management. Where practical or appropriate, requests to have such access should be made via the CEO.

5.6.	Conduct by executive management

5.6.1.	General

Each executive manager is encouraged to exhibit at all times the highest standards of integrity and probity. They must be loyal to the company and its subsidiaries.

5.6.2.	Confidentiality

Executive managers cannot use the information obtained in their capacity as executive manager for purposes other than for the exercise of their mandate.

Executive managers should treat all inside information (as defined by applicable law) as strictly confidential, and should disclose such information to other employees and staff members of the company and its subsidiaries only on a need-to-know basis, subject to appropriate measures to secure confidentiality and in accordance with the guidelines established by the board of directors.

5.6.3.	Conflicts of interest

Each executive manager is encouraged to arrange his or her personal and business affairs so as to avoid direct and indirect conflicts of interest with the company.

To the extent relevant, the Section 2.11.4 (see above) is mutatis mutandis applicable to executive managers.

The above is without prejudice to the rules that apply to executive directors in the performance of their mandate as director.

6.	Remuneration of directors and managers

6.1.	Remuneration policy

The board of directors should adopt, upon the advice of the nomination and remuneration committee, a remuneration policy designed to (i) attract, reward and retain the necessary talent, (ii) promote the achievement of strategic objectives in accordance with the company’s risk appetite and behavioural norms, and (iii) promote sustainable value creation.

The board of directors should make sure that the remuneration policy is consistent with the overall remuneration framework of the company, as well as the provisions of the 2020 Code and the Belgian Companies and Associations Code.

Article 7:89/1 of the Belgian Companies and Associations Code, which provides that listed companies must establish a remuneration policy with respect to directors, other officers and delegates for day-to-day management, details the objectives of, as well as the information that needs to be included in, the remuneration policy. The remuneration policy must be approved by a binding vote of the general shareholders' meeting and must be submitted to the general shareholders' meeting for approval whenever there is a material change and in any case at least every four years.

In addition, in accordance with the 2020 Code:

●	For non-executive board members, the remuneration policy should take into account their role as board members, and specific roles such as chair of the board, or chair or member of board committees, as well as their resulting responsibilities and commitment in time.
●	Non-executive board members should not receive any performance-related remuneration that is directly related to the results of the company.
●	For executives, the remuneration policy should describe the different components of and determine an appropriate balance between fixed and variable remuneration, and cash and deferred remuneration.
●	The variable part of the executive remuneration package should be structured to link reward to overall corporate and individual performance, and to align the interests of the executives with the sustainable value-creation objectives of the company.
●	When the company awards short-term variable remuneration to the executive management, this remuneration should be subject to a cap.
●	The board should approve the main terms and conditions of the contracts of the CEO and other executives further to the advice of the remuneration committee. The contracts should contain specific provisions relating to early termination.

Following the modification of the directors' remuneration on 30 July 2020, effective as from 1 July 2020, the non-executive directors that are not independent directors shall not be entitled to a remuneration in cash, but shall each year be entitled to receive share options for a maximum of 10,000 shares of the company. This is contrary to provision 7.6 of the 2020 Code, which provides that no share options should be granted to non-executive directors. The company believes that this provision of the 2020 Code is not appropriate and adapted to take into account the realities of companies in the biotech and life sciences industry that are still in a development phase. Notably, the ability to remunerate non-executive directors with share options allows the company to limit the portion of remuneration in cash that the company would otherwise need to pay to attract or retain renowned experts with the most relevant skills, knowledge and expertise. The company is of the opinion that granting non-independent non-executive directors the opportunity to be remunerated in part in share-based incentives rather than all in cash enables the non-independent non-executive directors to link their effective remuneration to the performance of the company and to strengthen the alignment of their interests with the interests of the company’s shareholders. The company believes that this is in the interest of the company and its stakeholders. Furthermore, the company believes that this is customary for directors active in companies in the life sciences industry.

In accordance with provision 7.6 of the 2020 Code, the non-executive directors should receive a part of their remuneration in the form of shares of the company. The company has however no distributable reserves and therefore does not meet the legal requirements to proceed to a shares buy-back. As a result, the company does not own any treasury shares and is unable to grant existing shares to non-executive directors as part of their remuneration. The interests of the non-independent non-executive directors are currently considered to be sufficiently oriented to the creation of long-term value for the company. Finally, the board will propose to remunerate the independent directors in cash, but leaving it at the own initiative of the independent directors whether or not they wish to use such funds (in whole or in part) to acquire existing shares of the company.

In accordance with provision 7.9 of the 2020 Code, the board of directors should set a minimum threshold of shares to be held by the executive management. A part of the remuneration of the executive management consists of options to subscribe for the company’s shares, which should allow the executive management over time to acquire shares of the company, in line with the objectives of the option plans.

Pursuant to article 7:91 of the Belgian Companies and Associations Code and provision 7.11 of the 2020 Code, shares should not vest and share options should not be exercisable within three years as of their granting. It has been expressly provided by the company's general shareholders' meeting that the board of directors is explicitly authorised to deviate from the provisions of 7:91 of the Belgian Companies and Associations Code, for all persons who fall within the scope of these provisions (whether directly or pursuant to articles 7:108 and 7:121 of the Belgian Companies and Associations Code, or otherwise). The company is of the opinion that this allows for more flexibility when structuring share-based awards. For example, it is customary for option plans to provide for a vesting in several instalments over a well-defined period of time, instead of vesting after three years only. This seems to be more in line with prevailing practice.

In accordance with provision 7.12 of the 2020 Code, the board of directors should include provisions that would enable the company to recover variable remuneration paid, or withhold the payment of variable remuneration, and specify the circumstances in which it would be appropriate to do so, insofar as enforceable by law. The company believes that this provision of the 2020 Code is not appropriate and adapted to take into account the realities of companies in the biotech and life sciences industry, including, notably, for management teams located in the United States. The share option plans set up by the company do however contain bad leaver provisions that can result in the share options, whether vested or not, automatically and immediately becoming null and void. Notwithstanding the company's position that share options are not to be qualified as variable remuneration, the board of directors is of the opinion that such bad leaver provisions sufficiently protect the company's interests and that it is therefore currently no necessary to provide for additional contractual provisions that give the company a contractual right to reclaim any (variable) remuneration from the members of the executive management. For that reason, there are no contractual provisions in place between the company and the members of the executive management that give the company a contractual right to reclaim from said executives any variable remuneration that would be awarded.

6.2.	Remuneration report

The board of directors of the company is to adopt a remuneration report which is to be submitted to the board of directors by the nomination and remuneration committee.

The remuneration report shall be drafted in a clear and comprehensible manner. It shall provide a comprehensive overview of the remuneration, including all benefits, in whatever form, granted or due during the financial year covered by the annual report to each of the directors and the members of the executive management, including newly recruited and former senior executives, in accordance with the remuneration policy.

The remuneration report must contain all legally required information in accordance with article 3:6, §3 and §3/1 of the Belgian Companies and Associations Code.

The remuneration report forms a well-defined part of the Corporate Governance Statement.

7.	Shares and Shareholders

7.1.	General

The board of directors intends to treat all shareholders that are in the same situation equally and to respect their rights.

7.2.	Communication with shareholders and potential shareholders

The disclosure and communication policy of the company is to promote an effective dialogue with the shareholders and potential shareholders through appropriate investor relation programmes, in order to achieve a better understanding of their objectives and concerns. Feedback of such dialogue should be given to the board, on at least an annual basis.

The company will ensure that all necessary facilities and information are available in order to allow the shareholders to exercise their rights.

The board of directors also encourages its shareholders to participate to its shareholders' meetings, through which communication between the company and the shareholders can be established.

In the event that the company should have one or more controlling shareholders, the board will endeavour to have the controlling shareholders make a considered used of its/their position and respect the rights and interests of minority shareholders. The board will to the extent possible encourage the controlling shareholders to clearly express their strategic objectives and to respect the corporate governance principles.

7.3.	Rights and obligations of the shareholders

This Section 7.3 summarizes the material rights and obligations of the shareholders of the company under Belgian law and the company’s articles of association. The description hereafter is only a summary and does not purport to give a complete overview of the articles of association, nor of all relevant provisions of Belgian law. Neither should it be considered as legal advice regarding these matters.

7.3.1.	Form and transferability of the shares

The company’s shares can take the form of dematerialized or registered shares. A register of registered shares (which may be held in electronic form) is maintained at the company's registered office. It may be consulted by any holder of shares. A dematerialized share will be represented by an entry on a personal account of the owner or holder, with a recognized account holder or clearing and settlement institution. Holders of shares may elect, at any time, to have their registered shares converted into dematerialized shares, and vice versa, at their own expense

All of the company’s shares are fully paid up and freely transferable. This is without prejudice to certain restrictions that may apply pursuant to applicable securities laws requirements.

7.3.2.	Currency of the shares

The company's shares do not have a nominal value, but reflect the same fraction of the company's share capital, which is denominated in euro.

7.3.3.	Voting rights attached to the shares

Each shareholder of the company is entitled to one vote per share. There are no different categories of shares. Shareholders may vote by proxy, subject to the rules described in the company's articles of association.

Voting rights can be mainly suspended in relation to shares:

●	which are not fully paid up, notwithstanding the request thereto of the board of directors of the company;
●	to which more than one person is entitled or on which more than one person has rights in rem (droits réels) on, except in the event a single representative is appointed for the exercise of the voting right vis-à-vis the company;
●	which entitle their holder to voting rights above the threshold of 3%, 5%, 10%, 15%, 20% and any further multiple of 5% of the total number of voting rights attached to the outstanding financial instruments of the company on the date of the relevant general shareholders' meeting, in the event that the relevant shareholder has not notified the company and the FSMA at least 20 calendar days prior to the date of the general shareholders' meeting in accordance with the applicable rules on disclosure of major shareholdings; and
●	of which the voting right was suspended by a competent court or the FSMA.

Pursuant to the Belgian Companies and Associations Code, the voting rights attached to shares owned by the company, or a person acting in its own name but on behalf of the company, or acquired by a subsidiary of the company, as the case may be, are suspended. Generally, the general shareholders' meeting has sole authority with respect to:

●	the approval of the annual financial statements of the company;
●	the distribution of profits (except interim dividends);
●	the appointment (at the proposal of the board of directors and upon recommendation by the nomination and remuneration committee) and dismissal of directors of the company;
●	the appointment (at the proposal of the board of directors and upon recommendation by the audit committee) and dismissal of the statutory auditor of the company;
●	the granting of release from liability to the directors and the statutory auditor of the company;
●	the determination of the remuneration of the directors and of the statutory auditor for the exercise of their mandate;

●	the advisory vote on the remuneration report included in the annual report of the board of directors, the binding vote on the remuneration policy that the company intends to submit for the first time to the general shareholders’ meeting to be held on 27 May 2021, and subsequently upon every material change to the remuneration policy and in any case at least every four years, and the determination of the following features of the remuneration or compensation of directors, members of the executive management and certain other executives (as the case may be): (i) in relation to the remuneration of executive and non-executive directors, members of the executive management and other executives, an exemption from the rule that share based awards can only vest after a period of at least three years as of the grant of the awards, (ii) in relation to the remuneration of executive directors, members of the executive management and other executives, an exemption from the rule that (unless the variable remuneration is less than a quarter of the annual remuneration) at least one quarter of the variable remuneration must be based on performance criteria that have been determined in advance and that can be measured objectively over a period of at least two years and that at least another quarter of the variable remuneration must be based on performance criteria that have been determined in advance and that can be measured objectively over a period of at least three years, (iii) in relation to the remuneration of non-executive directors, any variable part of the remuneration (provided, however that no variable remuneration can be granted to independent non-executive directors), and (iv) any service agreements to be entered into with executive directors, members of the executive management and other executives providing for severance payments exceeding twelve months’ remuneration (or, subject to a motivated opinion by the nomination and remuneration committee, eighteen (18) months' remuneration);
●	the filing of a claim for liability against directors;
●	the decisions relating to the dissolution, merger and certain other reorganizations of the company; and
●	the approval of amendments to the articles of association.

7.3.4.	General shareholders' meeting

The company encourages its shareholders to participate in general shareholders' meetings. In order to facilitate this, shareholders may vote in absentia by proxy voting. Agendas and all other relevant information are made available on the company's website in advance of general shareholders' meetings.

Notices of all shareholders’ meetings, and all related documents, such as specific board of directors’ and auditor’s reports, are published on the company’s website. The notices will also provide appropriate additional information regarding the specific formalities to be fulfilled for admission, participation and voting at general shareholders’ meetings, including with respect to voting by distance and/or proxy.

7.3.5.	Dividends

All of the shares of the company entitle the holder thereof to an equal right to participate in dividends in respect of the financial year ending 31 December 2020 and future years. All of the shares participate equally in the company's profits (if any). Pursuant to the Belgian Companies and Associations Code, the shareholders can in principle decide on the distribution of profits with a simple majority vote at the occasion of the annual general shareholders' meeting, based on the most recent statutory audited financial statements, prepared in accordance with Belgian GAAP and based on a (non-binding) proposal of the company's board of directors. The Belgian Companies and Associations Code and the company's articles of association also authorize the board of directors to declare interim dividends without shareholder approval. The right to pay such interim dividends is, however, subject to certain legal restrictions.

The company's ability to distribute dividends is subject to availability of sufficient distributable profits as defined under Belgian law on the basis of the company's stand-alone statutory accounts prepared in accordance with Belgian GAAP. In particular, dividends can only be distributed if following the declaration and issuance of the dividends the amount of the company's net assets on the date of the closing of the last financial year as follows from the statutory non-consolidated financial statements (i.e. summarized, the amount of the assets as shown in the balance sheet, decreased with provisions and liabilities, all in accordance with Belgian accounting rules), decreased with, except in exceptional cases, to be disclosed and justified in the notes to the annual accounts, the non-amortized costs of incorporation and extension and the non-amortized costs for research and development, does not fall below the amount of the paid-up capital (or, if higher, the issued capital), increased with the amount of non-distributable reserves.

In addition, pursuant to Belgian law and the company's articles of association, the company must allocate an amount of 5% of its Belgian GAAP annual net profit (bénéfices nets) to a legal reserve in its stand-alone statutory accounts, until the legal reserve amounts to 10% of the company's share capital.

7.3.6.	Notification of significant participations

Pursuant to the Belgian Act of 2 May 2007 (as amended from time to time) on the disclosure of significant shareholdings in issuers whose securities are admitted to trading on a regulated market and containing various provisions, a notification to the company and to the FSMA is required by all natural persons and legal entities (i.e. legal persons, registered business associations without legal personality and trusts) in the following circumstances (non-exhaustive list):

●	an acquisition or disposal of voting securities, voting rights or financial instruments that are treated as voting securities;
●	the holding of voting securities upon first admission thereof to trading on a regulated market;
●	the conclusion, modification or termination of an agreement to act in concert;
●	the passive reaching of a threshold;
●	the reaching of a threshold by persons or legal entities acting in concert;
●	the downward reaching of the lowest threshold;
●	where a previous notification concerning the financial instruments treated as equivalent to voting securities is to be updated;
●	the acquisition or disposal of the control of an entity that holds the voting securities; and
●	where the company introduces additional notification thresholds in the articles of association,

in each case where the percentage of voting rights attached to the securities held by such persons reaches, exceeds or falls below the legal threshold, set at 5% of the total voting rights, and 10%, 15%, 20% and further multiples of 5% or, as the case may be, the additional thresholds provided in the articles of association. The company has provided for an additional threshold of 3% in the articles of association.

The notification must be made immediately and at the latest within four trading days after the date on which the notification requirement is triggered. Where the company receives a transparency notification, it has to publish such information within three trading days following receipt of the notification.

Subject to certain exceptions, no shareholder may, pursuant to article 25/1 of the Belgian Law of 2 May 2007 on the disclosure of major participations in issuers of which shares are admitted to trading on a regulated market and regarding miscellaneous provisions, cast a greater number of votes at a general shareholders' meeting of the company than those attached to the rights and securities that it has notified in accordance with the aforementioned disclosure rules at least 20 calendar days prior to the date of the general shareholders' meeting.

The forms on which such notifications must be made, as well as further explanations, can be found on the website of the FSMA (www.fsma.be). Violation of the disclosure requirements may result in the suspension of voting rights, a court order to sell the securities to a third party and/or criminal liability. The FSMA may also impose administrative sanctions.

The company is required to publicly disclose any notifications of significant shareholdings received, and must mention these notifications in the notes to its financial statements. A list as well as a copy of such notifications will be accessible on the company's website (www.mdxhealth.com).

7.3.7.	Prevention of market abuse

The board of directors has adopted a dealing code to prevent market abuse by its directors and executive managers. The dealing code includes the procedures that should be followed by directors, executive managers and other staff members and their affiliates or relatives:

●	with respect to treating confidential inside information, and
●	trades by them in financial instruments of the company, whether directly or indirectly.

With respect to trading in financial instruments of the company, the dealing code provides for the following rules:

●	No trades in financial instruments are permitted during certain blocked periods before the release of annual and semi-annual financial statements and whenever the person concerned has inside information that has not yet been disclosed to the market. During other periods, any trade contemplated must be reported to the compliance officer who can decide to prohibit the trade during a term of no more than two months.
●	All trades in financial instruments must be reported two business days on forehand to the compliance officer. These trades in shares will be disclosed by the company in line with applicable legislation.
●	Trades are defined as any sale or purchase of, or agreement to sell or purchase, any financial instrument of the company, and the grant, acceptance, acquisition, disposal, exercise or discharge of any option (whether for the call, or put, or both) or other right or obligation, present or future, conditional or unconditional, to acquire or dispose of any financial instrument, or any interest in a financial instrument, of the company. Financial instruments of the company are defined as shares, warrants, and convertible bonds issued by the company, and any other right issued by the company to acquire such shares, warrants and convertible bonds.

The company’s dealing code is available on the “Investors – Shareholders’ Information” section of the company’s website (www.mdxhealth.com).

Appendix 1 - Deviations

The list below contains an overview of the provisions of the 2020 Code that are not fully complied with.

●	Given the size of the company, no internal audit function exist at this time. In line with provision 4.14 of the 2020 Code, the need for an internal audit function will be reviewed annually.
●	Following the modification of the directors' remuneration on 30 July 2020, effective as from 1 July 2020, the non-executive directors that are not independent directors shall not be entitled to a remuneration in cash, but shall each year be entitled to receive share options for a maximum of 10,000 shares of the company. This is contrary to provision 7.6 of the 2020 Code, which provides that no share options should be granted to non-executive directors. The company believes that this provision of the 2020 Code is not appropriate and adapted to take into account the realities of companies in the biotech and life sciences industry that are still in a development phase. Notably, the ability to remunerate non-executive directors with share options allows the company to limit the portion of remuneration in cash that the company would otherwise need to pay to attract or retain renowned experts with the most relevant skills, knowledge and expertise. the company is of the opinion that granting non-independent non-executive directors the opportunity to be remunerated in part in share-based incentives rather than all in cash enables the non-independent non-executive directors to link their effective remuneration to the performance of the company and to strengthen the alignment of their interests with the interests of the company’s shareholders. The company believes that this is in the interest of the company and its stakeholders. Furthermore, the company believes that this is customary for directors active in companies in the life sciences industry.

●	In accordance with provision 7.6 of the 2020 Code, the non-executive directors should receive a part of their remuneration in the form of shares of the company. The company has however no distributable reserves and therefore does not meet the legal requirements to proceed to a shares buy-back. As a result, the company does not own any treasury shares and is unable to grant existing shares to non-executive directors as part of their remuneration. The interests of the non-independent non-executive directors are currently considered to be sufficiently oriented to the creation of long-term value for the company. Finally, the board will propose to remunerate the independent directors in cash, but leaving it at the own initiative of the independent directors whether or not they wish to use such funds (in whole or in part) to acquire existing shares of the company.

●	In accordance with provision 7.9 of the 2020 Code, the board of directors should set a minimum threshold of shares to be held by the executive management. A part of the remuneration of the executive management consists of options to subscribe for the company’s shares, which should allow the executive management over time to acquire shares of the company, in line with the objectives of the option plans.

●	Pursuant to article 7:91 of the Belgian Companies and Associations Code and provision 7.11 of the 2020 Code, shares should not vest and share options should not be exercisable within three years as of their granting. It has been expressly provided by the company's general shareholders' meeting that the board of directors is explicitly authorised to deviate from the provisions of 7:91 of the Belgian Companies and Associations Code, for all persons who fall within the scope of these provisions (whether directly or pursuant to articles 7:108 and 7:121 of the Belgian Companies and Associations Code, or otherwise). The company is of the opinion that this allows for more flexibility when structuring share-based awards. For example, it is customary for option plans to provide for a vesting in several instalments over a well-defined period of time, instead of vesting after three years only. This seems to be more in line with prevailing practice.

●	In accordance with provision 7.12 of the 2020 Code, the board of directors should include provisions that would enable the company to recover variable remuneration paid, or withhold the payment of variable remuneration, and specify the circumstances in which it would be appropriate to do so, insofar as enforceable by law. The company believes that this provision of the 2020 Code is not appropriate and adapted to take into account the realities of companies in the biotech and life sciences industry, including, notably, for management teams located in the United States. The share option plans set up by the company do however contain bad leaver provisions that can result in the share options, whether vested or not, automatically and immediately becoming null and void. Notwithstanding the company's position that share options are not to be qualified as variable remuneration, the board of directors is of the opinion that such bad leaver provisions sufficiently protect the company's interests and that it is therefore currently no necessary to provide for additional contractual provisions that give the company a contractual right to reclaim any (variable) remuneration from the members of the executive management. For that reason, there are no contractual provisions in place between the company and the members of the executive management that give the company a contractual right to reclaim from said executives any variable remuneration that would be awarded.

Appendix 2 – Organizational structure

The executive management team of MDxHealth is composed of the following positions:

●	Chief Executive Officer (CEO)

●	Chief Commercial Officer (CCO)

●	Executive Vice President of Corporate Development (EVP) & General Counsel (GC)

●	Chief Financial Officer (CFO)

The executive management includes all executive directors of MDxHealth.